Exhibit 99.1

Contacts:
James E. Braun, EVP & Chief Financial Officer MRC Global Inc. Jim.Braun@mrcpvf.com 832-308-2845
Ken Dennard, Managing Partner DRG&L ksdennard@drg-l.com 713-529-6600

MRC GLOBAL INC. ANNOUNCES FULL EXERCISE OF UNDERWRITERS’ OPTION TO PURCHASE ADDITIONAL SHARES

HOUSTON, TX – NOVEMBER 12, 2012 – MRC Global Inc. (NYSE:MRC) announced today that the underwriters of the offering by PVF Holdings LLC, the company’s majority stockholder, of 20 million shares of the company’s common stock, exercised in full their option to purchase an additional 3 million shares from PVF Holdings. All shares sold in the offering are being sold at a price of $22.00 per share. Closing of the sale of all the shares sold in the offering is expected to occur on November 15, 2012. The company will not receive any of the proceeds of the offering.

Goldman, Sachs & Co. and Barclays are serving as joint-bookrunning managers for the offering. BofA Merrill Lynch, Baird and Wells Fargo Securities are serving as lead managers. Stephens Inc., Raymond James, KeyBanc Capital Markets and William Blair are serving as co-managers.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from:

Goldman, Sachs & Co.

Attn: Prospectus Department

200 West Street, New York, NY 10282

Telephone: 866-471-2526

Email: prospectus-ny@ny.email.gs.com

Barclays

c/o Broadridge Financial Solutions

1155 Long Island Ave.

Edgewood, NY 11717

Telephone: 888-603-5847

Email: barclaysprospectus@broadridge.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

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